EXHIBIT 10.01

ASSET PURCHASE AGREEMENT

by and among

SINGLEPOINT INC.

DIRECT SOLAR LLC

AI LIVE TRANSFERS LLC

PABLO DIAZ,

as Sellers’ Representative (as defined herein),

and

Beneficial Owners (as defined herein)

February 22, 2019

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SCHEDULES

SCHEDULES

Disclosure Schedules

Section 2.01(d) - Assigned Contracts
Section 2.01(h) - Permits
Section 2.02(a) - Excluded Contracts
Section 2.02(d) - Excluded assets, properties
Section 5.01(a) - Jurisdictions
Section 5.04 - Financial Statements
Section 5.07(a) - Material Contracts
Section 5.08- Permitted Liens
Section 5.10(b) - Leased Real Property
Section 5.11(a) - Intellectual Property Registrations and Intellectual Property Assets
Section 5.11(b) - Intellectual Property Agreements
Section 5.13(b) - Accounts Payable
Section 5.14(a) - Material Customers
Section 5.14(b) - Material Suppliers
Section 5.15- Insurance Policies
Section 5.16(b) - Governmental Orders
Section 5.17(b) - Permits
Section 5.18(b) - Environmental Permits
Section 5.18(e) - Active of Abandoned Aboveground or Underground Storage Tanks
Section 5.18(f) - Hazardous Materials
Section 5.18(h) - Environmental
Section 5.19(a) - Benefit Plan
Section 5.20(a) - Employees, independent contractors or consultants
Section 5.21(a) - Tax Returns
Section 5.21(b) - Tax Classification
Section 5.25- Capitalization of Seller
Section 5.28- Sale or Lease Terms

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on February 22, 2019 (the “Agreement Date”), by and among (a) Singlepoint Inc. a corporation formed under the laws of the State of Nevada (“SING”), (referred to as the “Buyer”), (b) Direct Solar LLC (“Direct Solar”), a Delaware limited liability company, (c) Ai Live Transfers LLC, a Delaware limited liability company (“AILT” and, collectively with Direct Solar, “Sellers”), and (e) Pablo Diaz, in his capacity as representative of Sellers (“Sellers’ Representative”), and (f) Pablo Diaz and Kjelsey Johnson (together, “Beneficial Owners”). Each of the above referenced parties is sometimes herein referred to individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, Sellers are engaged in the business of solar brokerage whereby they advise consumers in the solar field and introduce consumers to suitable professional contractors (the “Business”);

WHEREAS, Beneficial Owners collectively own all of the outstanding equity interests of Sellers and will benefit from the Transactions; and

WHEREAS, each Seller wishes to sell and assign to Buyer’s wholly owned subsidiary (the “SUB” which will be formed prior to Closing (as defined below)), and Buyer wishes to purchase and assume from each Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable U.S. federal, state, local or foreign Laws relating to Taxes or Tax Returns.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

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“Arbitration Information” means any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Balance Sheet” has the meaning set forth in Section 5.04.

“Balance Sheet Date” has the meaning set forth in Section 5.04.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Beneficial Owners” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in 0.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Arizona are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representation” has the meaning set forth in Section 10.01.

“Buyer Indemnified Party” has the meaning set forth in Section 10.02.

“Cash” means, at any particular time, with respect to a Person, the sum of the cash and cash equivalents, determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Deadline” has the meaning set forth in Section 3.01.

“Closing Consideration” means (i) that number of shares of SING common stock equal to $2,040,000 (based on the average closing price of the SING common stock during the five trading days immediately preceding Closing), (ii) that number equity interests in SUB equal to ownership of Forty Nine Percent (49%) of SUB; both subject to adjustment as provided herein, and (iii) providing SUB (within 14 days of Closing) with $250,000.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Commerce” means the U.S. Department of Commerce.

“Common Stock” means the common stock, $0.0001 par value per share, of SING.

“Competing Business” means any business which manufactures, distributes, designs, creates, or sells products or provides services that compete directly with those distributed, manufactured, designed, sold, developed, in development, or provided by Buyer as of immediately after the Closing or at any time during the thirty-six (36) month period immediately preceding the Closing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Customs and International Trade Laws” means any Law, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by Commerce, the U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the Commerce Denied Persons List or Entity List, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations (the “ITAR”), including related restrictions with regard to transactions involving Persons on the Debarred List, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the embargoes and restrictions administered by OFAC, Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons and the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury.

“Damages” has the meaning set forth in Section 10.02.

“Data Laws” means Laws applicable to data privacy, data security or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to Sellers or the Business.

“Deductible” has the meaning set forth in Section 10.04(a)(i).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement Actions, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) that would be treated together with any Sellers or any Affiliates of any Sellers as a “single employer” within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.033.

“Extension” has the meaning set forth in Section 2.032.

“Extension Notice” has the meaning set forth in Section 2.032.

“Financial Statements” has the meaning set forth in Section 5.04.

“Fundamental Representations” has the meaning set forth in Section 10.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“Governmental Authority” means any (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power of any nature, in the case of any of clause (a) through (c), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Governmental Order” means any order, agreement, conciliation, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any (a) material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws or any of the foregoing to which Liability or standards of conduct may be imposed, or which requires or may require investigation under any applicable Environmental Laws, and (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, microbial matter, biological toxins, mycotoxins, mold and mold spores and polychlorinated biphenyls.

“Indebtedness” means, at a particular time, without duplication, with respect to a Person (a) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by such Person (including guaranties in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by a Lien on such Person’s assets, (h) any cash contributions required to made to remedy any “top heavy” qualification issues of any Benefit Plan, (i) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (h) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations, (i) bank overdrafts and (j) any other debt-like liabilities of such Person or any of its Subsidiaries that were not incurred in the ordinary course of business (including as may result from the Transactions).

“Indemnified Party” means either a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” means any Person providing indemnification pursuant to the provisions of Article X.

“Insurance Policies” has the meaning set forth in Section 5.15.

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“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (d) inventions, discoveries, trade secrets, business and technical information and know-how, algorithms, databases, data collections and other confidential and proprietary information and all rights therein, (e) formulas, formulations, compilations, recipes, summaries and reports relating to the composition or manufacture of finished products sold by the Business or relating to any planned or prospective products proposed to be sold by the Business or at any time requested by any current or prospective customers of any Seller (including, in each case, relating to any unique raw materials comprising such products), (f) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), (g) software and firmware, UPC codes, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing and (i) all rights to any Actions of any nature available to or being pursued by any Sellers to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, restrictive covenants and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which any Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned or purported to be owned by any Seller and used in or necessary for the conduct of the Business as currently conducted or proposed to be conducted, including pursuant to any Seller’s software development roadmap.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 5.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 5.04.

“Interim Financial Statements” has the meaning set forth in Section 5.04.

“Inter-Party Claim” has the meaning set forth in Section 10.06.

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“IRS” means the U.S. Internal Revenue Service.

“ITAR” has the meaning set forth in the definition of Customs and International Trade Laws.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means, with respect to Sellers, the actual knowledge of Sellers’ officers, including without limitation Pablo Diaz, Kjelsey Johnson, Brian Odle and all facts of which any such Person or Persons, after diligent inquiry, should be aware.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.10(b).

“Leases” has the meaning set forth in Section 5.10(b).

“Liabilities” means debts, costs, liabilities, Taxes, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, liquidated or unliquidated, secured or unsecured, undetermined or determinable, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any security interest, pledge, license, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, option, warrant, purchase right, commitment, right of first refusal, grant of a power to confess judgment, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, equity, security title, lien, encumbrance or other similar arrangement or interest in real or personal property.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the (a) business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) value of the Purchased Assets, or (c) ability of any Seller or Beneficial Owner to consummate the Transactions.

“Material Contracts” has the meaning set forth in Section 5.07(a).

“Material Customers” has the meaning set forth in Section 5.14(a).

“Material Suppliers” has the meaning set forth in Section 5.14(b).

“Notice of Breach” has the meaning set forth in Section 8.14.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Agreement” means the Operating Agreement of SUB to be in effect upon the Closing of the Transactions contemplated hereby.

“Organizational Documents” means, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, certificate of organization, operating agreement, certificate of partnership, limited liability company agreement, operating agreement, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

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“Party” and “Parties” each has the meaning set forth in the preamble.

“Permits” means all licenses, permits, franchises, approvals, authorizations, qualifications, clearances, registrations, notifications, exemptions, certificates of need, accreditations, certifications, participation agreements, consents or orders of, or filings with, any Governmental Authority or any other Person necessary for any Seller to carry on the Business.

“Permitted Liens” has the meaning set forth in Section 5.08.

“Periodic Taxes” has the meaning set forth in Section 8.09(d).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or prior to the Closing Date.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Pro Rata Percentage Schedule attached hereto.

“Purchase Price” means the Closing Consideration.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in 0.

“Related Party” means each Beneficial Owner, each family member of any Beneficial Owner or any director, officer, controlling Person, employee or consultant of Sellers, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than Sellers).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, partners, managers, officers, employees, controlling Persons, consultants, independent contractors, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant Period” has the meaning set forth in Section 8.05(a).

“Retained Tax” means any Liability for: (a) Taxes of any Seller (or any equity holder or Affiliate of any Seller), including, for the avoidance of doubt, Taxes that arise out of the consummation of the Transactions (including Transfer Taxes); and (b) Taxes relating to the Business, or the Purchased Assets for any Pre-Closing Tax Period.

“Sellers” has the meaning set forth in the preamble.

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“Seller Fundamental Representation” has the meaning set forth in Section 10.01.

“Seller Indemnified Party” has the meaning set forth in Section 10.03.

“Seller Securities” means all of the outstanding equity securities of Sellers.

“Short Sale” has the meaning provided in Rule 3b-3 under the Securities Exchange Act of 1934, as amended.

“State Department” means the U.S. Department of State.

“Straddle Period” means a taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” and “Subsidiaries” mean, with respect to any Person, any corporation, partnership, association or other business entity of which, (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or, (b) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.

“Systems” means, collectively, the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized or software systems and any other networks or systems and related services that are used by or relied on by any Seller in the conduct of the Business.

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Tax” and “Taxes” mean any and all (a) taxes, charges, fees, levies or other similar assessments or Liabilities of any kind imposed by (or otherwise payable to) any Governmental Authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, escheat, unclaimed property (or other escheat), withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever and denominated by any name whatsoever), in each case, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and including any interest, fines, penalties, assessments, deficiencies or additions thereto, (b) Liability for amounts described in clause (a) imposed as a result of being a member of an Affiliated Group and (c) Liability for amounts described in clause (a) or (b) of any Person payable as a transferee or successor, by Contract or pursuant to any Law or otherwise.

“Tax Return” means any applicable return, estimate, declaration, report, claim for refund, information return or statement or other document (including any amendment thereof and any related or supporting schedules, statements or information) with respect to any Tax filed (or required to be filed) with the IRS or any other Governmental Authority or Taxing Authority or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws relating to any Tax.

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“Tax Sharing Agreement” means any Contract (whether written or oral), a principal purpose of which is the sharing, allocation or indemnification of Taxes.

“Taxing Authority” means any Governmental Authority having or purporting to have jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 10.05.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement and the agreements, documents and instruments contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 8.100.

“Transferred Employee” has the meaning set forth in Section 8.04(a).

“Transition Services Agreements” has the meaning set forth in Section 3.02(a)(vi).

“Treasury Regulations” means the final, proposed and temporary regulations under the Code promulgated by the United States Treasury Department.

“Union” has the meaning set forth in 0.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Liens other than Permitted Liens, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all processes related to running any and all operations of the Sellers;

(b) Intentionally Omitted;

(c) all packaging and supplies;

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(d) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) all Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, keys, storage tanks, water filtration or purification systems and other tangible personal property (the “Tangible Personal Property”);

(g) all Leased Real Property;

(h) all Permits, including Environmental Permits, which are held by any Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Section 2.01(h) of the Disclosure Schedules;

(i) all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the Business, or the Purchased Assets, whether arising by way of counterclaim or otherwise;

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to Taxes);

(k) all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, or the Purchased Assets;

(m) originals, or where not available, copies, of all research and files relating to the Intellectual Property Assets or the Intellectual Property Agreements, books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, passwords (including all IT-related passwords and access), records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements and marketing and promotional surveys, except the communications related to the negotiation and consummation of the Transactions (collectively, “Books and Records”);

(n) copies of Tax Returns, Tax and accounting books and records (and related work papers and correspondence from accountants) related to the Purchased Assets;

(o) all claims and rights in favor of any Seller or any of its Affiliates under any non-disclosure or confidentiality, non-compete or non-solicitation, employment, assignment of inventions or similar agreement; and

(p) all goodwill and the going concern value of the Business.

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Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, that are not Assigned Contracts (the “Excluded Contracts”) specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(b) the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Sellers;

(c) all Benefit Plans and all other employee benefit plans of Sellers and any assets held pursuant to, or set aside to fund, the obligations of Sellers, or any Affiliate of any Seller, under such Benefit Plans or other employee benefit plans;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) all outstanding accounts receivable of the Sellers which accrued prior to the Closing Date, and

(f) the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.03 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller or any of its Affiliates of any kind or nature whatsoever (the “Excluded Liabilities”). Sellers shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities that they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a) any Liabilities of any Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the Transactions, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for any Retained Tax;

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities of any Seller arising under or in connection with any Benefit Plan or any other employee benefit plan of any Affiliate of any Seller;

(e) any Liabilities of any Seller or any Affiliate of any Seller in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by any Seller;

(g) any recall, design defect or similar claims of any products manufactured or sold or any service performed by any Seller;

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(h) any Liabilities of any Seller or any Affiliate of any Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of any Seller;

(j) any trade accounts payable of any Seller other than trade accounts payable to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(k) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that did not arise in the ordinary course of business;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 10.03 as a Seller Indemnified Party;

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) that are not validly and effectively assigned to Buyer pursuant to this Agreement, (ii) that do not conform to the representations and warranties with respect thereto contained in this Agreement or (iii) to the extent such Liabilities arise out of or relate to a breach by any Seller of such Contracts prior to Closing;

(n) any other item set forth on 0 of the Disclosure Schedules;

(o) any Liabilities associated with debt, loans or credit facilities of any Seller or the Business owing to financial institutions; and

(p) any Liabilities arising out of, in respect of or in connection with the failure by any Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.04 Payment of Purchase Price. At the Closing, the Closing Consideration shall be issued to Sellers by issuance of such certificate evidence such ownership and the funding of the SUB as called for herein.

Section 2.05 Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person under this Agreement all amounts that Buyer may be required to deduct and withhold under any provision of applicable Law. All such deducted and withheld amounts shall be treated as paid to such Person in respect of which Buyer made such deduction and withholding.

Section 2.06 Third-Party Consents. To the extent that any Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their sole cost and expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other arrangement designed to provide such benefits to Buyer.

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ARTICLE III

CLOSING

Section 3.01 Closing. The consummation of the Transactions (the “Closing”) shall take place remotely by electronic exchange of documents, commencing at 9:00 a.m. Mountain Standard Time, on or before April 15, 2019 (unless such deadline is extended in accordance with Section 3.02 below) (the “Closing Deadline”), or at such other time, date or place as Sellers’ Representative and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Extension of Closing Deadline. Buyer may, in its sole discretion, extend the Closing Deadline for up to two (2) successive terms of thirty (30) days each (each, an “Extension”) by giving to Sellers’ Representative written notice (an “Extension Notice”) of its intent to extend the Closing Deadline not less than five (5) calendar days prior to the date such Extension shall become effective. Closing Deliverables.

(a) At Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in the form mutually agreeable to the parties (the “Bill of Sale”) duly executed by Sellers, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment agreement in the form mutually agreeable to the parties (the “Assignment Agreement”) duly executed by Sellers, effecting the assignment to Buyer of the Purchased Assets;

(iii) [an] assignment[s] in the form mutually agreeable to the parties (the “Intellectual Property Assignments”) duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) an Operating Agreement of the SUB to be in effect upon Closing in the form as mutually agreed to amongst the Seller and Buyer duly executed by Sellers;

(v) with respect to each Lease, an Assignment and Assumption of Lease in the form mutually agreeable to the parties (each, an “Assignment and Assumption of Lease”) and duly executed by Sellers;

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(vi) transition services agreements in the forms mutually agreeable to the parties (the “Transition Services Agreements”) duly executed by the applicable Beneficial Owner;

(vii) a duly completed and executed certificate pursuant to Treasury Regulations Section 1.1445-2(b)(2) from each Seller certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(viii) a duly completed and executed IRS Form W-9 establishing that each Seller is exempt from U.S. back-up withholding;

(ix) written evidence, in form and substance satisfactory to Buyer, of the release in full of all Liens, other than Permitted Liens, relating to the Purchased Assets;

(x) all Permits that are necessary for Buyer to conduct the Business as conducted by Sellers as of the Closing Date;

(xi) certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the boards of directors (or equivalent governing bodies) of the applicable Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance satisfactory to Buyer, as may be required to give effect to the Transactions.

(b) At the Closing (or within such period as set forth in the definition of Closing Consideration), Buyer shall deliver to Sellers’ Representative (or the SUB, as applicable) the following:

(i) the Closing Consideration;

(ii) the Assignment Agreement duly executed by Buyer;

(iii) a mutually agreeable Operating Agreement of the SUB to be in effect upon Closing duly executed by Sellers; and

(iv) the Transition Services Agreements duly executed by Buyer.

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ARTICLE IV

CONDITIONS TO CLOSING

Section 4.01 Conditions to Obligations of Seller. The obligation of Sellers to proceed with the Closing and sell the Purchased Assets to Buyer is subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived by Sellers’ Representative):

(a) The representations and warranties of Buyer as set forth in Article VII below shall be true and accurate in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing Date.

(b) Buyer shall have performed and complied in all material respects with all of the covenants contained in this Agreement required to be performed by Buyer at or prior to the Closing.

(c) Buyer shall have delivered to Sellers the items referenced in Section 3.02(b) above.

Section 4.02 Conditions to the Obligations of Buyer. The obligation of Buyer to proceed with the Closing is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer:

(a) The representations and warranties of Sellers and Beneficial Owners as set forth in Article V and Article VI below shall be true and accurate in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing Date, and Buyer shall have received a certificate to such effect executed by Sellers and Beneficial Owners.

(b) Sellers and Beneficial Owners shall have performed and complied in all material respects with all of the covenants contained in this Agreement required to be performed by Sellers and/or Beneficial Owners at or prior to the Closing.

(c) Seller and Beneficial Owners shall have delivered to Buyer the items referenced in Section 3.02(a) above.

(d) There shall have been no material adverse changes in the Business or the Purchased Assets and no event constituting a Material Adverse Effect shall have occurred since December 31, 2018, and between the date of the Agreement and the Closing Date.

(e) All actions to be taken by Sellers and Beneficial Owners in connection with the consummation of the transactions contemplated hereby and all documents and instruments required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(f) Buyer being satisfied with its due diligence review of the Sellers, its Business and the Purchased Assets, including without limitation speaking with and otherwise reviewing relationships with all suppliers, customers, employees, independent contractors, and clients of Sellers.

(g) Sellers shall have obtained, and delivered to Buyer, all third party consents necessary to effectuate the transactions contemplated herein, without the imposition of any conditions materially adverse to Buyer.

(h) Completion, to Buyer’s satisfaction, of an audit of Seller’s financial statements from inception to December 31, 2018 by SING’s independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States).

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(i) Sellers shall be debt free and all of the Purchased Assets shall be free of all debt, liens and encumbrances, other than Permitted Liens. In furtherance thereof, all outstanding liabilities of Sellers shall be paid by Sellers at or prior to the Closing.

(j) All of Sellers’ employees that Buyer desires to employ following the Closing shall have signed employment agreements (or Transition Services Agreements), proprietary information and invention agreements, and such other agreements, in a form acceptable to Buyer in its sole discretion, as Buyer may reasonably determine are necessary for such employees to sign related to their employment by Buyer following the Closing.

(k) Seller shall have delivered to Buyer the Interim Financial Statements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, which shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, Sellers represent and warrant to Buyer on a joint and several basis that the statements contained in this Article V are true and correct as of the Agreement Date and shall be true and correct as of the Closing Date.

Section 5.01 Organization and Qualification of Sellers. Sellers are each duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of formation, which jurisdictions are set forth on Section 5.01(a) of the Disclosure Schedules, and Sellers each have full corporate or limited liability company power and authority (as applicable) to own, operate or lease the properties and assets now respectively owned, operated or leased by them and to carry on the Business as currently conducted. Section 5.01(a) of the Disclosure Schedules sets forth each jurisdiction in which Sellers are licensed or qualified to do business, and Sellers are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. No Sellers own or have any interest in any equity securities of any other Person.

Section 5.02 Authority of Sellers. Sellers each have full corporate or limited liability company power and authority (as applicable) to enter into this Agreement and the other Transaction Documents to which any Sellers are a party, to carry out their respective obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which any Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the Transactions have been duly authorized by all requisite corporate or limited liability company action (as applicable) on the part of each of them, and no other corporate or limited liability company act or proceeding on the part of any Sellers is necessary to authorize this Agreement or the other Transaction Document and instruments. This Agreement has been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by each other Party hereto) constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each other Transaction Document to which any Sellers are or will be a party has been duly executed and delivered by such Sellers (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Sellers enforceable against them in accordance with its terms.

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Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of any Organizational Documents of Sellers, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Sellers, the Business or the Purchased Assets, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Sellers are a party or by which any Sellers or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract) or (d) result in the creation or imposition of any Lien other than Permitted Liens on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Transactions.

Section 5.04 Financial Statements. Complete copies of the reviewed consolidated financial statements consisting of the balance sheet of the Business as of December 31 of each fiscal year since inception and the related statements of income and retained earnings, shareholders’ equity for the years then ended (the “Reviewed Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Business as of March 30, 2019 and the related statements of income and retained earnings, shareholders’ equity for the respective twelve-month and three-month periods then ended (collectively, the “Interim Financial Statements” and, together with the Reviewed Financial Statements, the “Financial Statements”) are included in Section 5.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Sellers maintain a system of internal controls and procedures that are adequate, given the nature and size of their business and their historical experience with such matters, to ensure proper bookkeeping, financial accounting and recordkeeping, and to prevent unauthorized or improper financial activities or commitments.

Section 5.05 Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 5.06 Absence of Certain Changes. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(c) material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(i) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k) material capital expenditures which would constitute an Assumed Liability;

(l) imposition of any Lien upon any of the Purchased Assets;

(m) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, retirement or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $20,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(n) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(o) adoption, modification or termination of any: (i) employment, severance, retention, change in control or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

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(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice;

(s) filing of any Tax Return (including any amendment to any Tax Return) in a manner inconsistent with past practice, making, change or revocation of any election relating to Taxes, or except as required by Law, any making of any change to any of a Seller’s methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of such Seller’s most recent Tax Returns; or

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.07 Material Contracts.

(a) Section 5.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected, or (y) to which any Sellers are a party or by which any of them is bound (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts) listed or otherwise disclosed in Section 5.10(b) of the Disclosure Schedules and all Intellectual Property Agreements, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $10,000;

(ii) all Contracts that require any Sellers to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Tax Sharing Agreements and all Contracts that provide for the indemnification of any Person or the assumption of any environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment, consulting, severance or compensation agreements and Contracts with (A) officers or directors of any Sellers, and (B) employees, independent contractors or consultants (or similar arrangements),;

(vii) all Contracts that contain any equity or membership commitment, severance pay or benefits, termination pay or benefits, or other post-employment liabilities or obligations to any current or former employee or current or former independent contractor;

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(viii) all Contracts providing for any payments that are conditioned, in whole or in part, on a change of control of any Sellers or transactions of the type contemplated by this Agreement or the Transaction Documents;

(ix) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees);

(x) all Contracts with any Governmental Authority;

(xi) all Contracts that limit or purport to limit the ability of any Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii) all joint venture, partnership or similar Contracts;

(xiii) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiv) all powers of attorney with respect to the Business or any Purchased Asset;

(xv) all labor, union or collective bargaining agreements or Contracts, or any other Contracts with any Union or labor organization;

(xvi) lease, sublease, license or other similar agreement under which any Sellers are the lessee or lessor of, or holds or operates or permits any third-party to hold or operate, any property, real or personal, except for the Leases; and

(xvii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 5.07.

(b) Each Material Contract is valid and binding on each Seller party thereto in accordance with its terms and is in full force and effect. No Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 5.08 Title to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Liens except for the following (collectively referred to as “Permitted Liens” as set forth on Section 5.08 of the Disclosure Schedule):

(a) statutory Liens for Taxes not yet due and payable;

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(b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 5.09 Condition and Sufficiency of Assets. To the Knowledge of Sellers, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. There are no planned material overhauls, repairs, renovations or replacements to any Tangible Personal Property included in the Purchased Assets.

Section 5.10 Real Property.

(a) No Sellers own or have any options to acquire any real property.

(b) Section 5.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of any Sellers in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Sellers hold any Leased Real Property (collectively, the “Leases”). Sellers have delivered to Buyer a true and complete copy of each Lease.

(c) Sellers have not received any written notice of (i) violations of building codes or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 5.11 Intellectual Property.

(a) Section 5.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

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(b) Section 5.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements.

(c) One of the Sellers is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, Sellers own and possess, in the aggregate, the entire right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of any Sellers or to the actual or demonstratively anticipated research or development conducted by any Sellers, and all Persons who have participated in the creation or development of any such Intellectual Property have executed and delivered to the applicable Sellers a valid and enforceable agreement (i) providing for the non-disclosure by such Person of any confidential information of Sellers, and (ii) providing for the present assignment by such Person to the applicable Sellers of any Intellectual Property arising out of such Person’s employment by, engagement by or contract with such Sellers. Sellers have provided Buyer with true and complete copies of all such agreements.

(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business. The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business.

(e) Sellers’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. Sellers have taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The current and former products and services, and the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Sellers, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, within the last ten (10) years, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Sellers in connection with the Business, (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Sellers’ rights with respect to any Intellectual Property Assets or (iii) by any of Sellers or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. No Sellers are subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

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Section 5.12 Intentionally Omitted.

Section 5.13 Accounts Receivable; Accounts Payable.

(a) Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, (ii) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice, and (iii) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b) Accounts Payable. Section 5.13(b) of the Disclosure Schedules sets forth an accurate and complete breakdown and aging of (i) the accounts payable of Sellers as of the Balance Sheet Date, (ii) any customer deposits or other deposits held by Sellers as of the date hereof and (iii) all notes payable and other Indebtedness of Sellers as of the date hereof.

Section 5.14 Customers and Suppliers.

(a) Section 5.14(a) of the Disclosure Schedules sets forth, with respect to the Business, the top ten (10) customers (the “Material Customers”) and the aggregate payments made by the Material Customers to the Business for the twelve (12)-month period ended on the date of the Balance Sheet Date, as measured by revenues during such period. Prior to the date hereof, no Sellers have received any notice that any of the Material Customers (i) has ceased, materially changed the terms (whether related to payment, price or otherwise) with respect to, or materially decreased or increased the rate of, or stated in writing that, prior to or following the Closing, it intends to cease, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease the rate of, buying materials, products or services from Sellers, (ii) has any quality issues with respect to the materials, products or services provided by Sellers or (iii) is involved in any dispute with Sellers.

(b) Section 5.14(b) of the Disclosure Schedules sets forth, with respect to the Business, the top (10) suppliers (collectively, the “Material Suppliers”) and aggregate payments by the Business to such suppliers for the twelve (12)-month period ended on the date of the Balance Sheet Date, as measured by cost of materials purchased during such period. Prior to the date hereof, no Sellers have received any notice that any of the Material Suppliers (i) has ceased, materially changed the terms (whether related to payment, price or otherwise) with respect to, or materially decreased or increased the rate of, or stated in writing that, prior to or following the Closing, it intends to cease, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease the rate of, supplying materials, products or services to Sellers, (ii) has any quality issues with respect to the materials, product or services provided to Sellers or (iii) is involved in any dispute with Sellers.

Section 5.15 Insurance. Section 5.15 of the Disclosure Schedules sets forth a true, correct and complete list of all insurance policies carried by Sellers (collectively, the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. Sellers have delivered to Buyer true, complete and correct copies of all such Insurance Policies. With respect to each such Insurance Policy, (a) such Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect, (b) Sellers are not in breach or default (including any breach or default with respect to the giving of notice), and no event has occurred which, after notice or the lapse of time or both, would constitute a breach or default or permit termination or modification under such Insurance Policy and (c) such Insurance Policy is occurrence based. All premiums payable under all such Insurance Policies have been timely paid, and Sellers are in compliance with the terms of such Insurance Policies. Such Insurance Policies are of the type and in amounts customarily carried by Persons conducting a business similar to the Business and provides adequate insurance for the Business and the Purchased Assets and comply with all applicable Laws. There have been no threatened terminations of, or material premium increases with respect to, any such Insurance Policies.

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Section 5.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Sellers (i) relating to or affecting the Business, or the Purchased Assets or (ii) that challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a Basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. All Sellers are in compliance with the terms of each Governmental Order applicable to them or the Business set forth on Section 5.16(b) of the Disclosure Schedules, if any. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 5.17 Compliance with Laws; Permits.

(a) To the Knowledge of Sellers, Sellers have complied, and are now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the applicable Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.17(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Section 5.17(b) of the Disclosure Schedules.

Section 5.18 Environmental Matters.

(a) The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. No Sellers have received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

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(b) Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed on 0 of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and no Sellers are aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Sellers are aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any of Sellers in connection with the Business, and no Sellers have received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by any Sellers in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.

(e) 0 of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Sellers in connection with the Business or the Purchased Assets.

(f) 0 of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage or disposal facilities or locations used by Sellers and any of their respective predecessors in connection with the Business or the Purchased Assets as to which any Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Sellers have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

(g) No Sellers have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Sellers have provided or otherwise made available to Buyer and listed on 0 of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

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(i) No Sellers are aware of or reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 5.19 Employee Benefit Matters.

(a) 0 of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, insurance (including any self-insured Contract), post-employment, fringe-benefit and other similar Contract, plan, policy or program (and any amendments thereto), in each case, whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Sellers or any Affiliate of any Sellers for the benefit of any current or former Representative or retiree of the Business or any spouse or dependent of such individual, or under which any Sellers or any Affiliates of Sellers have or may have any Liability (including indirect or successor Liability on account of an ERISA Affiliate) (as listed on 0 of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments, (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) where applicable, copies of any trust Contracts or other funding Contracts, custodial Contracts, insurance policies and Contracts, administration Contracts and similar Contracts, and investment management or investment advisory Contracts, now in effect or required in the future as a result of the Transactions or otherwise, (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan, (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS, (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500s, with schedules and financial statements attached, (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years, (viii) the most recent nondiscrimination tests performed under the Code and (ix) copies of material notices, letters or other correspondence from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable determination letter from the or with respect to a prototype plan or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

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(d) With respect to each Benefit Plan (i) no such plan is a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no Sellers nor any ERISA Affiliates of any Sellers have any Liability to any such plan as described in clauses (i) through (iii).

(e) Except as required under Section 601 et seq. of ERISA or other applicable Law and for which the beneficiary pays the entire premium cost, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(f) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority and (ii) there are no facts or circumstances which would give rise or could reasonably be expected to give rise to any such Action, examination, application or filing. With respect to each of the Benefit Plans, there (i) have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code and (ii) has been no breach of fiduciary duty (as determined under ERISA).

(g) There has been no amendment to, announcement by any Sellers or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. No Sellers nor any of their respective Affiliates have any commitment or obligation or have made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(h) Neither the execution of this Agreement or any other Transaction Document nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former Representative of the Business to severance pay or any other payment, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 5.20 Employment Matters.

(a) 0 of the Disclosure Schedules contains a list of all Persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time, and whether exempt or non-exempt), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation, (vi) a description of the fringe benefits provided to each such individual as of the date hereof, and (vii) with respect to those individuals on a leave of absence, the nature of such leave and the expected date of return to active employment. All compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Sellers with respect to any compensation, commissions or bonuses.

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(b) No Sellers are, or have ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and never has been, any Union representing or purporting to represent any employee of Sellers, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no Union or employee has filed any representation petition or made any written or oral demand to Sellers for recognition. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Sellers or any employees of the Business. No Sellers have a duty to bargain with any Union.

(c) Sellers are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any Sellers pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d) No Sellers have taken any action within the past one (1) year that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act. No Sellers have plans to undertake any action in the future that would trigger the WARN Act, including any termination of any employees that may result from the Transactions.

(e) To Sellers’ Knowledge, (i) no executive or key employee of any Sellers, or any group of employees of any Sellers, have any plans to terminate employment with any Sellers; and (ii) no employee of any Sellers is subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreement relating to or in conflict with the Business.

(f) The employment of all employees of each Seller is terminable at will. Moreover, except for those employees, consultants, and independent contractors listed in the Disclosure Schedules, each such Person is bound by an agreement in favor of one of the Sellers covering non-competition; non-solicitation of employees, suppliers and customers of such Seller; confidentiality; and assignment of inventions; copies of which agreements have been delivered to Buyer.

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Section 5.21 Taxes.

(a) Tax Returns. All Tax Returns required to be filed by any Seller or with respect to the ownership, operation or management of the Business or the Purchased Assets have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by any Seller or with respect to the ownership, operation or management of the Business or the Purchased Assets (whether or not shown on any Tax Return) have been timely paid. All Taxes of Sellers not yet due and payable have been fully accrued on the books of such Sellers. Section 5.18(a) of the Disclosure Schedules sets forth each jurisdiction in which any Seller files, is required to file or has been required to file a Tax Return or has been liable for any Taxes on a “nexus” basis in connection with the ownership, operation or management of the Business or the Purchased Assets. None of the Purchased Assets is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code. None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. No property of any Seller is held in an arrangement that could be classified as a partnership for Tax purposes. All Sellers have (i) properly collected all sales Taxes required to be collected in the time and manner required by any applicable Law and remitted all such sales Taxes (and use Taxes due and payable) to the applicable Governmental Authority in the time and in the manner required by any applicable Law, (ii) returned all sales Taxes erroneously collected from any Person to such Person (or, if such Person cannot be located or is no longer in business, remitted such sales Tax to the appropriate Governmental Authority) in the time and in the manner required by any applicable Law and (iii) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.

(b) Tax Classification; Tax Sharing Agreements. Since the Balance Sheet Date, no Seller has (i) made any Tax election, (ii) changed or revoked any Tax election, (iii) surrendered the right to any Tax refund, (iv) changed any accounting period for Tax purposes, (v) changed any method of accounting for Tax purposes, (vi) settled or compromised any Action relating to Taxes or incurred any Taxes outside the ordinary course of business, (vii) filed a Tax Return in a manner inconsistent with past practice or filed an amended Tax Return or (viii) entered into any agreement with any Taxing Authority (including a “closing agreement” within the meaning of Section 7121 of the Code). No Seller has ever been a member of an Affiliated Group. No Seller is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), contractual liability, or otherwise. No Seller is a “foreign person” within the meaning of Section 1445 of the Code. No Seller is, and no Seller has ever been, a party to, or bound by, a Tax Sharing Agreement. The classification of each Seller for U.S. federal income Tax purposes since its respective date of formation is set forth on Section 5.18(b) of the Disclosure Schedules.

(c) Withholding. All Sellers have timely and properly withheld all required amounts in connection with amounts paid or owing to any employees, agents, contractors, customers, nonresidents, members, shareholders, lenders and other Persons and have complied with all information reporting and backup withholding provisions of applicable Law. All Sellers have timely remitted all such Taxes to the proper Taxing Authority in accordance with all applicable Laws. No extensions or waivers of statutes of limitations have been given or requested with respect to the assessment, collection or imposition of any Taxes of any Seller. No Seller is currently a beneficiary of any extension of time within which to file any Tax Return.

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(d) Assessments; Claims. No Taxing Authority has made a claim that any Seller is or may be (or any equity holders of any Seller, as a result of owning any such Seller, are or may be) obligated to pay Taxes or file Tax Returns in a jurisdiction in which such Seller is not filing Tax Returns or paying Taxes. All deficiencies asserted, or assessments made, against any Sellers as a result of any examinations by any Taxing Authority have been fully paid. No issues relating to Taxes with respect to the ownership, operation or management of the Business or the Purchased Assets were raised by the relevant Taxing Authority in any completed audit or examination. There are no outstanding assessments, claims or deficiencies for any Taxes relating to any Purchased Asset or to the Business that have been proposed, asserted or assessed by any Taxing Authority. No Seller is a party to any Action by any Taxing Authority. There are no pending or threatened Actions by any Taxing Authority with respect to any Tax Return or Taxes of any Seller or with respect to the ownership, operation or management of the Business or the Purchased Assets and no Taxing Authority has given notice of the commencement of (or its intent to commence) any Action with respect to any such Taxes. No Seller has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Taxing Authority that relates to the Taxes or Tax Returns of any Seller. No Seller is subject to any Tax holiday, Tax incentive or Tax grant in any jurisdiction with respect to Taxes relating to the Business or the Purchased Assets. There are no Liens for Taxes upon any of the Purchased Assets, nor is any Taxing Authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for statutory Liens for current Taxes not yet due and payable). No Seller is, or has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(e) Section 280G and Section 409A Compliance. No Sellers are party to any Contract, agreement, plan, or arrangement covering any current or former employee or contractor that, individually or collectively, could give rise to (or has already resulted in) a payment or provision of any other benefit (including accelerated vesting) that could not be deductible by reason of Section 280G of the Code or subject to any excise Tax under Section 4999 of the Code. No Sellers have any obligation to pay, gross-up, or otherwise indemnify any Person for any Taxes (or potential Taxes), including those imposed under Sections 409A or 4999 of the Code. The terms of each of Sellers’ “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) complies with Section 409A of the Code and each has been maintained in material and operational compliance with Section 409A of the Code. No such “nonqualified deferred compensation plan” has resulted (or is expected to result) in any participant incurring income acceleration or penalties under Section 409A of the Code.

Section 5.22 Brokers . No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller.

Section 5.23 International Trade Matters.

(a) To the Knowledge of Sellers, Sellers are in compliance with all applicable Customs and International Trade Laws. At no time during the last three (3) years have any Sellers committed any violation of the Customs and International Trade Laws, and there are no unresolved questions or claims concerning any liability of any Sellers with respect to any such Laws. Without limiting the foregoing, during the past three (3) years, no Sellers have submitted any disclosure of an actual or potential violation, or received any notice that it is subject to any civil or criminal investigation, audit, or any other inquiry from a Governmental Authority involving or otherwise relating to any alleged or actual violation, of the Customs and International Trade Laws.

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(b) No Sellers, nor any employees, officers, managers or directors of any Sellers nor any Representatives acting for or on behalf of any Sellers has (i) been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of prohibited or restricted parties maintained by any Governmental Authority, including the OFAC Specially Designated Nationals and Blocked Persons List, the Commerce Denied Persons List, the Commerce Entity List, and the State Department Debarred List, (ii) participated in any transaction involving such designated Person or entity, or any country subject to an embargo or substantial restrictions on trade under the U.S. economic sanctions administered by OFAC, (iii) exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology or services in violation of any applicable U.S. export control or economic sanctions Laws, regulations, or Governmental Orders administered by OFAC, Commerce, or the State Department, including the ITAR and the Export Administration Regulations nor (iv) participated in any export, re-export or transaction prohibited by U.S. export control and economic sanctions Laws, including any prohibited conduct in support of international terrorism or nuclear, chemical, or biological weapons proliferation.

(c) To the extent applicable, Sellers have registered and currently is registered with the State Department, Directorate of Defense Trade Controls under the ITAR.

(d) Sellers are in compliance, and during all periods for which any applicable statute of limitations has not expired, has complied with the applicable provisions of the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act, the USA PATRIOT Act of 2001 and the Foreign Bank Account Reporting Act, in each case, as amended, and other similar Laws of any other applicable jurisdiction. Without limiting the foregoing, no Sellers, nor any of their respective directors, officers, managers or employees, nor any Representatives acting for or on behalf of any Sellers has (i) made any contribution, bribe, gift, rebate, payoff, influence payment, kickback or provided or promised anything of value to any Person while knowing that all or a portion of that contribution, bribe, gift, rebate, payoff, influence payment, kickback or thing of value would or will be offered, given, or promised, directly or indirectly, to any Person, private or public, regardless of form, whether in money, property or services to (A) influence any act or decision of such Person, (B) induce such Person to do or omit to do any act in violation of their lawful duty or to use that Person’s influence to affect any act or decision, (C) obtain favorable treatment or any improper advantage in securing or retaining business for any Sellers, (D) pay for favorable treatment for business secured by any Sellers or (E) obtain special concessions or for special concessions already obtained, for or in respect of any Sellers or the Business, (ii) accepted or received any unlawful contributions, payments, expenditures or gifts in connection with the Business or (iii) established or maintained any fund or asset that has not been recorded in Sellers’ books and records.

Section 5.24 Affiliate Transactions. No Related Party (a) has any direct or indirect interest in any asset used in or otherwise relating to Sellers, the Business or the Purchased Assets, (b) is indebted to any Sellers, (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving any Sellers, (d) is competing, directly or indirectly, with any Sellers, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of any Sellers, or is in any way associated with or involved in the business of Sellers (except in his or her official capacity as a director, officer or employee of Sellers, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to any Sellers, the Business or the Purchased Assets, or (g) has any claim or right against any Sellers (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or director). No Sellers share any facilities or equipment with any Related Party, and no Sellers purchase or provide assets or services for any business conducted by any Related Party. For the past five (5) years there has not been, and there is not currently, pending, or, to Sellers’ Knowledge, threatened, any Liabilities asserted against any current or former Related Party with respect to which any Sellers have an indemnification obligation.

Section 5.25 Capitalization. All issued and outstanding Seller Securities are held beneficially and of record by the Persons and in the amounts set forth on 05 of the Disclosure Schedules. Except for the Seller Securities described in 05 of the Disclosure Schedules, there are no (a) other equity securities or voting securities of any Sellers, (b) securities of any Seller convertible into or exchangeable for equity securities or voting securities of any Seller and (c) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments that could require any Seller to issue, sell or otherwise cause to become outstanding any of its equity interests. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Seller Securities. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to any Sellers or any repurchase, redemption or other obligation to acquire for value any equity interests of any Sellers.

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Section 5.26 Solvency. No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, any Sellers or any Affiliate of any Sellers (other than in such Person’s capacity as a creditor), the Business or any of the Purchased Assets are pending or are being contemplated by any Sellers or any Affiliate of any Sellers, or are, to Sellers’ Knowledge, being threatened against any Sellers or any Affiliate of any Sellers by any other Person, and no Sellers nor any Affiliate of any Sellers has made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the Basis for the institution of such insolvency proceedings. Immediately after giving effect to the consummation of the Transactions, (a) Sellers will be able to pay the Excluded Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) will exceed the Excluded Liabilities, and (c) no Action against any Sellers is presently anticipated to be rendered at a time when, or in amounts such that, any Sellers will be unable to satisfy the result of any such Action promptly in accordance with its terms (taking into account the maximum probable amount of such judgments in any such Action and the earliest reasonable time at which such results may arise) as well as all other Liabilities of any Sellers.

Section 5.27 Product Liability; Product Recalls. To the Knowledge of Sellers, no Sellers have any Liability (and there is no Basis for any present or future Action against any Sellers giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, marketed, sold, leased, or delivered by Seller or in any way related to the Business. There is no, nor has there ever been any, Action by any Governmental Authority or any other Person (including any distributor or wholesaler) pending or threatened against any Sellers for the recall (including any voluntary recalls), suspension, seizure or market-withdraw of or other similar corrective action with respect to any products of any Sellers, and (i) none of the co-manufacturers, assemblers or distributors which produce, receive, assemble or distribute any products of any Sellers is subject (or has been subject during the period of such Sellers’ business relationship with such Person) to any such Action with respect to any products of Sellers, and (ii) there is presently no reasonable basis for any such Action with respect to any products of Sellers which would reasonably be expected to cause any Sellers to recall, withdraw or suspend any of the products manufactured, assembled, sold, distributed, leased or delivered by any Sellers from the market or to cease further distribution or marketing of such products. No Governmental Authority has prohibited any product or process from being marketed or used in the jurisdictions in which any Sellers conduct business which is substantially similar to any product of Sellers or to a process used for making, handling or distributing any such products.

Section 5.28 Product Warranty. Each product manufactured, sold, leased, or delivered by Sellers has been in conformity with all applicable contractual commitments and all express and implied warranties, and no Sellers have any Liability (and there is no Basis for any present or future Action against any Sellers giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers. 08 of the Disclosure Schedules includes copies of the standard terms and conditions of sale or lease for Sellers (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Sellers is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in 08 of the Disclosure Schedules.

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Section 5.29 Performance of Services. All services that have been performed on behalf of Sellers were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws. Buyer will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed for or by Sellers prior to the Closing Date. There is no claim pending or, to Sellers’ Knowledge, threatened against Sellers relating to any services performed by Sellers, and, to Sellers’ Knowledge, there is no Basis for the assertion of any such claim.

Section 5.30 Computer and Technology Security. Sellers have taken all reasonable steps to safeguard the Systems, including the implementation of procedures to ensure that such Systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third-party, and to date there have been no successful unauthorized intrusions or breaches of the security of the Systems.

Section 5.31 Data Privacy. To the Knowledge of Sellers, the Business has complied with and, as presently conducted and as presently proposed to be conducted, is in compliance with, all Data Laws. Sellers and the Business have complied with, and are presently in compliance with, their respective policies applicable to data privacy, data security or personal information. No Sellers have experienced any incident in which personal information or other data was or may have been stolen or improperly accessed, and no Sellers are aware of any facts suggesting the likelihood of the foregoing, including any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

Section 5.32 Products Offered by Business. Sellers have provided Buyer with a listing of all products and services offered through the Business. Sellers have disclosed to Buyer the sources, prices and terms of supply arrangements. Sellers and Beneficial Owners have not been advised of any changes in such arrangements, or the terms or prices on which such items may be acquired for use in the Business, and are unaware of any conditions which would impair Buyer’s ability to continue its Business in accordance with such arrangements and at such prices and terms.

Section 5.33 Disclosure. Neither this Agreement nor any of the other Transaction Documents nor any exhibit or schedule hereto or thereto contains, with respect to information therein provided by any Sellers or their respective Representatives, any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Sellers have disclosed to Buyer all material information relating to the Business, the Purchased Assets and the Transactions. Sellers have delivered to Buyer true, complete and correct copies of each Contract and other document referred to in the Disclosure Schedules.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BENEFICIAL OWNERS

Except as set forth in the Disclosure Schedules, which shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, Beneficial Owners represent and warrant to Buyer that the statements contained in this Article VI are true and correct as of the Agreement Date and as of the Closing Date.

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Section 6.01 Enforceability. This Agreement has been duly executed and delivered by Beneficial Owners, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of Beneficial Owners enforceable against them in accordance with its terms. When each other Transaction Document to which Beneficial Owners are or will be a party have been duly executed and delivered by each other party thereto (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Beneficial Owners enforceable against them in accordance with its terms.

Section 6.02 No Conflicts; Consents. The execution, delivery and performance by Beneficial Owners of this Agreement and the other Transaction Documents to which Beneficial Owners are a party, and the consummation of the Transactions, do not and will not (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to them or (b) require the consent, notice or other action by any Person under any Contract to which Beneficial Owners are a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Beneficial Owners in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on Beneficial Owners’ ability to consummate the Transactions.

Section 6.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Beneficial Owners.

Section 6.04 Legal Proceedings. There are no Actions pending or, to Beneficial Owners’ knowledge, threatened against or by Beneficial Owners or any Affiliate of any Beneficial Owners that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 6.05 Risks Related to Acquisition of SING Common Stock. The Beneficial Owner can bear the economic risk of acquiring the shares of common stock of SING. The Beneficial Owner has such knowledge and experience in finance, securities, investments, including investment in non- registered securities, and other business matters so as to be able to protect her interests in connection with this transaction. The Beneficial Owner has had full opportunity to review information regarding the business and financial condition of SING with the Beneficial Owner’s legal and financial advisers prior to execution of this Agreement. The Beneficial Owner recognizes that the receipt of shares of common stock of SING involves a high degree of risk and has an opportunity to review all filings by SING with the SEC and to ask questions of, and receive satisfactory answers from, management of SING.

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ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules, which shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this agreement, Buyer represents and warrants to Seller that the statements contained in this Article VII are true and correct as of the Agreement Date and as of the Closing Date.

Section 7.01 Organization of Buyer . Buyer is duly organized, validly existing and in good standing under the Laws of the State of Nevada.

Section 7.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 7.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other Organizational Documents of Buyer, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

Section 7.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 7.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

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ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Conduct and Preservation of Business Pending Closing. From the Agreement Date and until the Closing Date or earlier termination of this Agreement, each Seller will conduct its Business in the ordinary course, in substantially the same manner as previously conducted, and will use its best efforts to preserve all existing relationships with suppliers and customers and others having business relations with the Business. Each Seller will maintain in inventory, or authorize Buyer to maintain in inventory, quantities of supplies and materials sufficient to allow Buyer to continue and operate the Business in the ordinary course after the Closing, free from any shortage of such items. Except with the written consent of Buyer, each Seller will not enter into, amend in any material respect or terminate any contracts, or the terms of any supply or purchase arrangements, currently in place with any of its suppliers or customers. From the Agreement Date through the Closing Date, no Seller will engage in any practice, or take any action or enter into any transaction, outside the ordinary course of business, without the prior written consent of Buyer. No Seller will borrow any additional funds, permit any liens or encumbrances on its assets, or guarantee or assume any indebtedness outside the ordinary course of business without Buyer’s written consent. Beneficial Owners will take such actions as may be required to cause Sellers to observe its covenants hereunder, and will take no actions inconsistent therewith. Up to ten (10) days prior to the Closing Date, upon the request of Buyer, each Seller will work with Buyer to involve Buyer or its representative(s) or agent(s) in the ordering of supplies and inventory and processing and fulfilling of customer orders and otherwise work with Buyer to integrate Buyer into the day to day operation of the Business as necessary and as may be requested by Buyer.

Section 8.02 Notification of Breach. From the Agreement Date and until the Closing, Sellers’ Representative will promptly notify Buyer of any fact, event or condition: (i) reflecting a material deterioration in Sellers’ relationship with any customers or suppliers; (ii) that would render any representation or warranty of Sellers contained in Article V of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; or (iii) contrary to any of the covenants made by Sellers or Beneficial Owners in this Agreement.

Section 8.03 Access to Information. From the Agreement Date until the Closing or termination of this Agreement, Sellers and each Beneficial Owner have provided and will continue to provide Buyer with full access to all information related to the Business and the Purchased Assets as has been or may be reasonably requested by Buyer to enable Buyer to complete its due diligence review of the Business and the Purchased Assets. Such assistance shall include granting Buyer or its designee(s) access to all books, records included in the Acquired Assets.

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Section 8.04 Employees and Employee Benefits. Commencing on the Closing Date, Sellers shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, or may cause an Affiliate of Buyer to offer employment, on an “at will” basis, to any or all of such employees. Sellers agree to use commercially reasonable efforts to cause such employees to make available their employment services to Buyer and its Affiliates as of the Closing. Any employee who accepts Buyer’s or its Affiliates’ offer of employment and who becomes employed by Buyer or its Affiliates following the Closing Date shall herein be referred to as a “Transferred Employee”. Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 8.04.

(b) Sellers shall be solely responsible, and Buyer shall have no Liability whatsoever for, any compensation or other amounts payable to, or any Liabilities with respect to, any current or former Representative of Sellers, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to or arising from the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date, as applicable. For the avoidance of doubt, neither Buyer nor its Affiliates shall have any Liabilities with respect to any current or former Representatives of Sellers, except for Liabilities to Transferred Employees that arise after such Transferred Employee commences employment with Buyer or its Affiliates, as applicable.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident, disability or other benefits brought by or in respect of current or former Representatives of Sellers or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former Representatives of Sellers, which relate to, or arise from events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due. Sellers shall provide continuation coverage under the Consolidated Budget Reconciliation Act of 1984 and similar state continuation coverage laws with respect to all employees of Sellers and their covered dependents and beneficiaries for “qualifying events” occurring on or prior to the Closing Date, including with respect to each individual who is or becomes an “M&A qualified beneficiary” (as such term is defined in Treasury Regulation Section 54.4980B-9) in connection with the Transactions. Sellers shall bear any and all Liability under the WARN Act resulting from employment losses pursuant to this Section 8.04 or otherwise in connection with the Transactions.

(d) Buyer shall provide the Transferred Employees with terms and conditions that are, in the aggregate, consistent with industry standards, as reasonably determined by Buyer.

(e) With respect to employment Tax matters, (i) Buyer shall not assume Sellers’ obligation to prepare, file and furnish IRS Form W-2s with respect to any employees of Sellers for the year including the Closing Date, (ii) Sellers and Buyer shall utilize the “standard procedure” with respect to each such employee pursuant to the procedure prescribed by Section 4 of Revenue Procedure 2004-53 and (iii) Sellers and Buyer shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all employees who becomes employed by Buyer in all appropriate jurisdictions.

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(f) Notwithstanding anything herein to the contrary, nothing contained in this Section 8.04 or otherwise in this Agreement shall create any third-party beneficiary rights in any Transferred Employee, any current or former Representatives or Affiliates of Sellers or any beneficiary or dependent of any of the foregoing, with respect to the benefits that may be provided to the Transferred Employees by Buyer or an Affiliate of Buyer or any entitlement of a Transferred Employee to employment or continued employment with Buyer or an Affiliate of the Buyer for any specified period after the Closing Date, or be deemed to establish or amend any Benefit Plan or any other employee benefit plan, program, agreement or arrangement of Sellers, Buyer or any of their respective Affiliates.

Section 8.05 Non-Competition; Non-Solicitation; No-Hire; Non-Disclosure; Non-Disparagement.

(a) Non-Competition. In consideration of the payment of all amounts hereunder by Buyer and as a condition precedent to Buyer’s consummation of the Transactions, during the period of eight (8) years commencing on the Closing Date (the “Restrictive Covenant Period”), Sellers and Beneficial Owners shall not, and shall cause each such Person’s respective Affiliates (including, in the case of any Seller, any such Sellers’ former and current equity holders, as applicable), to not, directly or indirectly, render services or assistance to, own, manage, operate, control, invest or acquire an interest in, whether as a Representative, proprietor, distributor, partner, equity holder, member, joint venturer, debt or equity investor, lessor, other representative or otherwise, any Person that engages in a Competing Business (including directly or indirectly as a division or group of a larger organization) or otherwise engage in or conduct (whether as a Representative, proprietor, equity holder, member, joint venturer, debt or equity investor, lessor, other representative or otherwise) in a Competing Business.

(b) Non-Solicitation; No-Hire. In consideration of the payment of all amounts hereunder by Buyer and as a condition precedent to Buyer’s consummation of the Transactions, during the Restrictive Covenant Period, no Seller or Beneficial Owner shall, and each shall cause such Person’s Affiliates not to, directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employee, consultant, distributor, partner, or independent contractor of Buyer or any of its Affiliates to leave the employ or services Buyer or any of its Affiliates, as applicable, or in any way interfere with the relationship between Buyer or any of its Affiliates and any employee, consultant, distributor, partner, or independent contractor thereof, (ii) employ, hire or otherwise retain any Person who is an employee, consultant, distributor, partner, or independent contractor of Buyer or any of its Affiliates while such Person has any relationship with Buyer or any of its Affiliates, as applicable, and for twenty four (24) months thereafter, (iii) recruit, solicit or otherwise induce or attempt to induce any customer, prospective customer, distributor, partner, supplier, licensee, licensor, franchisee or other business relation of any of Buyer or any of its Affiliates to terminate, reduce or adversely modify its business with Buyer or any of its Affiliates, as applicable, or in any way interfere with the relationship between any such customer, supplier, distributor, partner, licensee or business relation and Buyer or any of its Affiliates, as applicable, or (iv) enter into any office, warehouse, or other location where the Business is operated, or talk to or have any conversation with any employee, consultant, distributor, partner, supplier, customer, or independent contractor of any Seller for any business purpose without Buyer’s prior written consent.

(c) Non-Disclosure. In consideration of the payment of all amounts hereunder by Buyer and as a condition precedent to Buyer’s consummation of the Transactions, from and after the Closing, each Seller and Beneficial Owner agrees that (i) such Person shall, and shall cause each of such Person’s Affiliates and each of their respective Representatives acting on their behalf to, keep confidential all confidential, non-public or proprietary information and materials regarding (A) the Business, (B) the Purchased Assets and (C) Buyer and any of its Affiliates and any of their respective services, products or practices, or any of their respective Representatives or the direct or indirect equity holders of its Affiliates (except to the extent (x) disclosure of such information is required by Law or (y) the information becomes publicly known except through the actions or inactions of any such Person), (ii) such Person shall take all appropriate steps (and cause each of such Person’s Affiliates and each of their respective Representatives acting on their behalf to take all appropriate steps) to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft, and (iii) in the event such Person or any of such Person’s Affiliates or any of their respective Representatives acting on their behalf is required by Law to disclose any such information, such Person shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable Law.

(d) Non-Disparagement. Each Seller and Beneficial Owner agrees that such Person shall not, and shall cause each of such Person’s respective Affiliates not to, make any negative or disparaging statements or communications regarding (i) the Business, (ii) the Purchased Assets or (iii) Buyer or any of its Affiliates or any of their respective services, products or practices, or any of their respective Representatives or direct or indirect equity holders of Affiliates, either orally or in writing, at any time from and after the Closing. Buyer agrees that such Person shall not, and shall cause each of such Person’s respective Affiliates not to, make any negative or disparaging statements or communications regarding any Seller, Beneficial Owners or any of their Affiliates or any of their respective services, products or practices, or any of their respective Representatives or direct or indirect equity holders of Affiliates, either orally or in writing, at any time from and after the Closing.

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(e) Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.05 invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f) Additional Acknowledgments. Each Seller and Beneficial Owner hereby agrees and acknowledges as follows:

(i) Immediately prior to the Closing, each Seller and Beneficial Owner and each of such Person’s respective Affiliates have accrued substantial goodwill related to the Business, and Buyer would be substantially compromised should any Seller or Beneficial Owner or any of their respective Affiliates or any of their respective Representatives, as applicable, be permitted to engage in any activity prohibited by Section 8.05(a) (Non-Competition), Section 8.05(b) (Non-Solicitation; No Hire), Section 8.05(c) (Non-Disclosure) or Section 8.05(d) (Non-Disparagement).

(ii) At the Closing, each Seller and Beneficial Owner and each of such Person’s respective Affiliates shall receive valuable consideration for their interest in the Business, including in respect of the goodwill related to the Business, and each such Person therefore has material economic interests in the consummation of the Transactions.

(g) Each Seller and Beneficial Owner, on behalf of such Person and each of such Person’s Affiliates and each of their respective Representatives, agrees that the non-competition, non-solicitation, no-hire, non-disclosure and non-disparagement covenants contained in this Section 8.05 are reasonable with respect to period, geographical area and scope and are each essential parts of the Transactions in order to protect Buyer’s legitimate interests in Transactions and the Business (including the goodwill related to the Business).

Section 8.06 Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any of its Affiliates or any of their respective Representatives after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Sellers and Beneficial Owners shall: (a) retain the books and records (including personnel files) of Sellers and Beneficial Owners related to the Business and its operations for periods prior to the Closing; and (B) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

Section 8.07 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, it being understood that any Liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

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Section 8.08 Bank Accounts; Receivables.

(a) From and after the Closing, each Seller agrees to hold in trust and deliver to Buyer promptly following receipt thereof any mail, checks, electronic cash deposits or other funds or documents that it receives pertaining to the Business, or other Purchased Asset. Each Seller agrees to maintain, for a reasonable period of time (not to exceed two (2) years), the bank account(s) and lockbox(es) that were used, immediately prior to the Closing, to receive customer payments relating to the Business and to promptly cause such Seller’s bank to forward all amounts received in such account(s) and lockbox(es) pertaining to the Business or the Purchased Assets directly to Buyer.

(b) From and after the Closing, each Seller agrees to maintain, for as long as necessary, amounts of cash in the bank accounts used for the operation of the Business prior to Closing sufficient to cover any and all checks, drafts, and other draws that are outstanding against such accounts as of the Closing Date.

Section 8.09 Other Tax Matters.

(a) Deferred Revenue. The Parties agree (i) that for U.S. federal and all applicable state and local income Tax purposes, any Liability that is assumed by Buyer in connection with the Transactions and that is attributable to deferred revenue shall not be treated as giving rise to taxable income of Buyer and (ii) not to take any position on any Tax Return that is inconsistent with the treatment described in clause (i) of this Section 8.09(a).

(b) Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and any Action with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such Tax Return or Action or any tax planning, the provision of any information necessary or reasonably requested to allow Buyer to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement, and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Preparation of Tax Returns. No Seller shall file any (i) amended Tax Return or (ii) Tax Return in a jurisdiction in which such a Tax Return has not previously been filed, in each case, with regard to the Business or the Purchased Assets for any taxable period without Buyer’s prior written consent.

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(d) Periodic Taxes. Real and personal property Taxes, ad valorem Taxes, and franchise fees or Taxes (that are imposed on a periodic basis (as opposed to a net income basis)) attributable to the Purchased Assets (collectively, “Periodic Taxes”) shall be prorated between Sellers and Buyer for any Straddle Periods. Periodic Taxes attributable to Straddle Periods shall be prorated between Sellers and Buyer based on the relative periods that the Purchased Assets subject to such Periodic Taxes were owned by Sellers or Buyer during the fiscal period of the taxing jurisdiction for which such Taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). The amount of all such prorations shall be settled and paid on the Closing Date; provided that final payments with respect to prorations that are not able to be calculated on the Closing Date shall be calculated and paid as soon as practicable thereafter.

Section 8.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, the “Transfer Taxes”) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation. No Seller shall deliver any intangible assets that are Purchased Assets to Buyer in tangible form such as compact disks or the like, and shall, to the maximum extent possible, deliver the Purchased Assets by means of electronic transmission, such as by electronic mail or file transfer protocol. Buyer agrees to accept delivery of all Purchased Assets in the manner set forth in this Section 8.100.

Section 8.11 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 8.12 Use of Name. After the Closing, each Seller hereby agrees that it shall not, and shall cause its Affiliates (including its former and current equity holders, as applicable) not to, adopt any corporate, limited liability company or other entity name containing any (a) assumed names, fictitious names, trade names or other similar names used in the Business or (ii) names related to the Business contained in any Intellectual Property Assets, in each case, including any confusingly similar derivation thereof. From and after the Closing, each Seller consents to the use by Buyer or any of its Affiliates of the corporate name and any assumed names, fictitious names, trade names or other similar names used in the Business contained in the Purchased Assets. Immediately following the Closing, each Seller agrees not to use any packaging, labeling, containers, letterhead, business cards, supplies, marketing, promotional and advertising materials, technical data sheets and any similar materials bearing any of the foregoing names other than for transitional purposes authorized by prior written consent of Buyer.

Section 8.13 No Shorting. During the Restrictive Covenant Period, Sellers and Beneficial Owners will not directly or through an Affiliate engage in any open market Short Sales of the Common Stock.

Section 8.14 Notice of Breach and Cure Period. In the event a Party asserts any breach of this Agreement, including a breach of Section 8.05, by any other Party, such Party asserting the breach will give prompt written notice to the allegedly breaching Party of the alleged breach (a “Notice of Breach”). The allegedly breaching Party will then have, to the extent such breach is curable, thirty (30) days from receipt of the Notice of Breach to cure said breach.

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Section 8.15 No Shop. In consideration of the time invested and the expenses incurred by Buyer’s due diligence efforts, Sellers agree that they will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the sale of all or any of its assets outside of selling inventory in the ordinary course of business. Such foregoing covenant shall be effective from the date Sellers execute this Agreement until the earlier of the Closing or Buyer informs Sellers that it has elected not to proceed with the Closing (or Buyer otherwise breaches any of its obligations set forth herein).

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing as set forth below:

(a) This Agreement may be terminated at any time prior to the Closing by the mutual written agreement of the Parties.

(b) This Agreement may be terminated by any Party at any time prior to the Closing in the event of a failure to satisfy a condition to such Party’s obligation to close as set forth in Article IV, and such condition has not been waived.

Section 9.02 Effect of Termination. If this Agreement is terminated as provided above at Section 9.01(a), all rights and obligations of the Parties hereunder shall terminate without liability of any Party to the other Party; provided, however, that nothing herein will relieve any Party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival of Representations, Warranties, Covenants and Agreements. Subject to the limitations and other provisions of this Agreement, all of the representations, warranties, covenants and agreements contained in this Agreement (including the representations and warranties set forth in any of ARTICLE V (each of the foregoing in this clause (a), a “Seller Fundamental Representation”), (b) Section 6.01 (Enforceability), Section 6.02 (No Conflicts; Consents) and Section 6.03 (Brokers) (each of the foregoing in this clause (b), a “Beneficial Owner Fundamental Representation”), (c) 0 (Organization of Buyer), Section 7.02 (Authority of Buyer), and Section 7.04 (Brokers) (each of the foregoing in this clause (c), a “Buyer Fundamental Representation,” and, collectively with the Seller Fundamental Representations and the Beneficial Owner Fundamental Representations, the “Fundamental Representations”)) shall survive the Closing and shall not terminate, regardless of any investigation made by or on behalf of any Party. Notwithstanding the foregoing, (i) all other representations and warranties (other than the Fundamental Representations) shall survive the Closing until the date that is twenty-four (24) months following the Closing Date, (ii) any representation or warranty that would otherwise terminate in accordance with clause (i) immediately foregoing, as applicable, shall survive and continue in full force and effect if a notice shall have been timely given under Section 10.05 or Section 10.06, as applicable, on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article X and (iii) the obligation of any Seller or Beneficial Owner to indemnify and hold harmless Buyer for any claim based on fraud of any kind, intentional misrepresentation or willful misconduct shall not terminate.

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Section 10.02 Indemnification by Sellers and Beneficial Owners. Sellers and Beneficial Owners shall, on a joint and several basis, indemnify and hold harmless Buyer and each of its Affiliates, and each of their Representatives, direct and indirect equity holders, successors and assigns of the foregoing, and any Person claiming by or through any of them (each, a “Buyer Indemnified Party”), against and in respect of any and all claims, expenses, damages (including royalty- and licensing-related Damages), Taxes, Liabilities, diminution in value, losses or deficiencies (including reasonable attorneys’ fees and other costs and expenses incident to any Action) (“Damages”) arising out of, resulting from, or incurred in connection with:

(a) any inaccuracy or breach of any representation or warranty made by any Seller, any Beneficial Owner or Sellers’ Representative in this Agreement, any other Transaction Document or any certificate or instrument delivered pursuant hereto or thereto (in each case, other than Section 5.06(a), the existence of such inaccuracy or breach and the Damages related thereto, to be determined without regard to any qualifications therein referencing the terms “Knowledge of Sellers,” “Sellers’ Knowledge,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect);

(b) the breach or non-fulfillment by any Seller, Beneficial Owner or Sellers’ Representative of any covenant, agreement or obligation to be performed by any of them hereunder or under any other Transaction Document;

(c) any Excluded Asset or any Excluded Liability;

(d) any Indebtedness of Sellers not included in the final calculation of Closing Indebtedness; and

(e) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

Section 10.03 Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers, Beneficial Owners and each of their respective Affiliates, employees, agents and representatives, and any Person claiming by or through any of them (each, a “Seller Indemnified Party”), against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with: (a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement, any other Transaction Document or any certificate or instrument delivered pursuant hereto or thereto, (b) the breach or non-fulfillment by Buyer of any covenant, agreement or obligation to be performed by it hereunder or under any other Transaction Document, or (c) to the extent such Damages arise out of facts or circumstances arising following Closing, the Purchased Assets or the Business following the Closing (excluding any Damages that are Taxes).

Section 10.04 Limitations on Indemnification.

(a) Deductible.

(i) Sellers and Beneficial Owners shall not be required to indemnify any Buyer Indemnified Party pursuant to, and shall not have any liability under, Section 10.02(a) until the aggregate amount of all Damages for which Sellers and Beneficial Owners would, but for this Section 10.04(a)(i), be liable under Section 10.02(a) exceeds on a cumulative basis an amount equal to $25,000 (the “Deductible”), in which case, Sellers and Beneficial Owners shall be liable for all Damages from the first dollar; provided that, for purposes of clarity, this Section 10.04(a)(i) shall not apply to any Damages related to any inaccuracy or breach of (a) any Seller Fundamental Representation or Beneficial Owner Fundamental Representation, (b) any inaccuracy or breach of the representations and warranties of Seller set forth in each of Section 5.188 (Environmental Matters) and 019 (Employee Benefit Matters), (c) for the avoidance of doubt, any matters described in Section 10.02(b) through Section 10.02(e) (inclusive) or (d) any claim based on fraud of any kind, intentional misrepresentation or willful misconduct.

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(ii) Buyer shall not be required to indemnify any Seller Indemnified Party pursuant to, and shall not have any liability under, Section 10.03 until the aggregate amount of all Damages for which Buyer would, but for this Section 10.04(a)(ii), be liable under Section 10.03 exceeds on a cumulative basis an amount equal to the Deductible, in which case, Buyer shall be liable for all of such Damages from the first dollar; provided that this Section 10.04(a)(ii) shall not apply to any Damages related to any inaccuracy or breach of any Buyer Fundamental Representation or any claim based on fraud of any kind, intentional misrepresentation or willful misconduct.

Section 10.05 Procedures for Third-Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a “Third-Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand for which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). Except as otherwise provided herein, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third-Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided that the Indemnifying Party shall not be entitled to assume the defense or control of a Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (a) the Indemnifying Party does not acknowledge to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim, (b) such Third-Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, (c) such Third-Party Claim involves any criminal proceeding, action, indictment, allegation, investigation or Taxes or any Taxing Authority or other Governmental Authority, (d) such Third-Party Claim is by or on behalf of any material customer or supplier of Buyer or any of its Affiliates, (e) such Third-Party Claim relates to any Intellectual Property matter or (f) counsel to the Indemnified Party shall have reasonably concluded that (i) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third-Party Claim or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party; provided, further, that in the event any Third-Party Claim is brought or asserted which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Article X, for any reason, the Indemnified Party may elect to participate in a joint defense of such Third-Party Claim for which the expenses of such joint defense will be paid by the Indemnifying Party and the retention of counsel shall be reasonably satisfactory to both Parties. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim controlled by the Indemnifying Party with counsel employed at its own expense; provided that, in the case of any Third-Party Claim as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third-Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) such Third-Party Claim does not involve Taxes or a Taxing Authority, (ii) such compromise or settlement is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (iii) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such Indemnified Party or its Affiliates and (iv) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from Liability with respect to such Third-Party Claim.

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Section 10.06 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder other than as a result of a Third-Party Claim (an “Inter-Party Claim”), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (to the extent then reasonably determinable by the Indemnified Party) and the basis of such claim in reasonable detail (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). The Indemnified Party shall provide the Indemnifying Party upon advance written notice by the Indemnifying Party, with reasonable access within normal business hours to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnifying Party shall notify the Indemnified Party within ten (10) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability (in accordance with Section 10.07) to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is finally determined by the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If such dispute remains unresolved as of the fifteenth (15th) day after timely delivery by the Indemnifying Party of the notice that it disputes its liability with respect to such claim, the Indemnified Party shall have the right to seek any and all available remedies in respect thereof.

Section 10.07 Payment of Damages.

(a) Promptly following the final determination of the amount of any Damages payable to a Buyer Indemnified Party pursuant to Section 8.09(a) or this Article X, the amount of such Damages shall be paid to such Buyer Indemnified Party, at the sole election of Buyer, (i) directly by the Sellers’ Representative, on behalf of Sellers and Beneficial Owners, by wire transfer of immediately available funds, within five (5) Business Days after such final determination. Any Liability of Sellers and Beneficial Owners pursuant to this Section 10.07(a) shall be joint and several among them.

(b) Promptly, and in any event within five (5) Business Days, following the final determination of the amount of any Damages payable to a Seller Indemnified Party pursuant to this Article X, the applicable Indemnifying Party or Indemnifying Parties shall pay such Seller Indemnified Party the amount of such Damages (with no duplication of payment by such Indemnifying Parties, if applicable).

Section 10.08 Exclusive Remedies. Subject to Section 11.04, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud of any kind, intentional misrepresentation or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 8.09(a) or this Article X. Nothing in this Article X shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud of any kind, intentional misrepresentation or willful misconduct.

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Section 10.09 Treatment of Indemnity Payments. Any payment made pursuant to Section 8.09(a) or this Article X shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the other Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 No Third-Party Beneficiaries. Except as provided in Article X and Section 11.05, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.03 Sellers’ Representative.

(a) Each Seller, by virtue of such Seller’s execution of this Agreement and acceptance of any consideration contemplated by Article II, shall have irrevocably nominated, constituted and appointed Sellers’ Representative as the agent, agent for service of process and true and lawful attorney-in-fact of such Seller, with full power of substitution, to act in the name, place and stead of such Seller with respect to this Agreement and the taking by Sellers’ Representative of any and all actions (whether prior to, contemporaneously with, or after such nomination, constitution and appointment) and the making of any decisions required or permitted to be taken or made by Sellers’ Representative under this Agreement, which, in each case and as applicable, shall have accordingly been ratified by such Seller, including the exercise of the power to execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents and to take any and all actions that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate on or after the date hereof, including the power to act on behalf of any Seller in any Action involving this Agreement, the other Transaction Documents or the Transactions.

(b) All notices delivered by Buyer following the Closing to Sellers’ Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to each Seller.

(c) Without limiting the generality of this Section 11.03 and notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to deal exclusively with Sellers’ Representative on all matters with respect to the Transactions, and each Buyer Indemnified Party shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to Article X, and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative, and on any other action taken or purported to be taken by Sellers’ Representative on behalf of any Seller by Sellers’ Representative, as fully binding upon such Seller.

(d) Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Seller, by virtue of its approval of this Agreement, hereby consents to such replacement Sellers’ Representative. If Sellers’ Representative shall die, become disabled, be dissolved or otherwise be unable to fulfill its responsibilities as representative of Sellers, then Sellers shall, within thirty (30) days after such death, disability or dissolution, appoint a successor representative reasonably acceptable to Buyer. Any successor appointed pursuant to either of the two preceding sentences shall become “Sellers’ Representative” for purposes of this Agreement.

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(e) No bond shall be required of Sellers’ Representative, and Sellers’ Representative shall receive no compensation for its services. Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). Sellers’ Representative shall be entitled to be indemnified by Sellers, on a joint and several basis, for any Liability incurred on the part of Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder.

Section 11.04 Other Remedies. Notwithstanding anything herein to the contrary, Sellers and Beneficial Owners hereby agree that, in the event that any of them breaches, or threatens to breach, any provisions of this Agreement, including Section 8.05, such breach or threatened breach may (and, in the case of Section 8.05, shall) cause irreparable injury to Buyer and its Affiliates and money damages would not provide an adequate remedy to Buyer and its Affiliates. In such event, Buyer shall have the right, in addition to all other rights and remedies it may have, to a temporary restraining order, an injunction, specific performance or any other equitable relief (including rights of rescission) that may be available from a court of competent jurisdiction (in each case, with the requirement to post bond) at any time to enforce or prevent any breach or threatened breach by any Seller or Beneficial Owner of this Agreement, including with respect to Section 8.05 and the other provisions of Article VIII.

Section 11.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter in any way, including that certain (a) Letter of Intent, dated January 15, 2019, by and among Buyer and Sellers. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs and permitted assigns. No Party may assign either this Agreement or any of such Person’s rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any of its financing sources as collateral security and (b) designate one or more of its Affiliates to perform its respective obligations hereunder.

Section 11.07 Counterparts. This Agreement and the other Transaction Documents may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 11.08 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 11.09 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) delivered by email transmission with email confirmation, or (c) mailed by overnight courier prepaid, to the Parties at the following addresses and email addresses, as applicable:

If to Buyer:

2999 North 44th Street, Suite 530

Phoenix, AZ 85018

Attention: President

with a copy (which shall not constitute notice) to:

JMS Law Group, PLLC

998C Old Country Road, #233

Plainview, NY 11803

Attention: Jeffrey Stein, Esq.

E-mail: jstein@jmslg.com

If to any Sellers, any Beneficial Owner or Sellers’ Representative:

E-mail: Direct Solar

with copies (which shall not constitute notice) to:

Attention:

E-mail:

Attention:

E-mail:

All such notices, requests and other communications will if delivered (a) personally to the address as provided in this Section 11.09 or by email transmission to the email address as provided in this Section 11.09, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next proceeding Business Day, (b) by mail in the manner described above to the address as provided in this Section 11.09, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon receipt and (c) if delivered by overnight courier to the address as provided for in this Section 11.09, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.09. Any Party from time to time may change his, her or its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to each of the other Parties.

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Section 11.10 Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.11 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

Section 11.12 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (d) words of any gender include each other gender and (e) words using the singular or plural number also include the plural or singular number, respectively. Unless the context otherwise requires, references herein to: (i) Articles, Sections, and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement, (ii) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona without giving effect to any choice or conflict of Law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Arizona.

Section 11.14 Submission to Jurisdiction; Choice of Forum. Each of the Parties to this Agreement hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of Arizona in respect of the claims with respect to which a Party seeks specific performance and waives, and agrees not to assert, any defense in any Action for such interpretation or enforcement that such Party is not subject to such jurisdiction or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 11.09.

Section 11.15 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY.

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Section 11.16 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.05(e) upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.17 Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Sellers or Beneficial Owners set forth in the corresponding section or subsection of this Agreement and any other section or subsection of Article V, but only to the extent that it is expressly stated on the face of the disclosure that it applies to such other section or subsection of Article V.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER: Singlepoint Inc.

By:
Name: Its:

Signature Page – Asset Purchase Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS: Direct Solar LLC

By:
Name: Its:

Ai Live Transfers LLC

By:
Name: Its:

Signature Page – Asset Purchase Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS’ REPRESENTATIVE

_____________________________________

Name: Pablo Diaz

BENEFICIAL OWNERS:

_____________________________________

Name: Pablo Diaz

_____________________________________

Name: Kjelsey Johnson

Signature Page – Asset Purchase Agreement

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